Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of April 10, 2021, by and among General Environmental Management, Inc., a Delaware corporation (the “Company”), and General Entertainment Ventures Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of the Company.

RECITALS

WHEREAS, on the date hereof, the Company has the authority to issue 1,000,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.001 per share (the “Company Common Stock”), of which approximately 300,000,000 shares are issued and outstanding, and 10,000,000 shares of Series A Preferred Stock (the “Company Preferred Stock”), of which 10,000,000 shares are issued and outstanding.

WHEREAS, as of the Effective Time (as defined below), Merger Sub will have the authority to issue 1,000,000,000 shares, consisting of 1,000,000,000 Common Stock, par value $0.0001 per share (the “Merger Sub Common Stock”), and 10,000,000 shares of Series A Preferred Stock, par value $0.001 (the “Merger Sub Preferred Stock”).

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Merger Sub Common Stock and Merger Sub Preferred Stock will be the same as those of the Company Common Stock and Company Preferred Stock.

WHEREAS, the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”) and the Bylaws of Merger Sub (the “Merger Sub Bylaws”), which will be in effect immediately following the Effective Time, contain provisions material similar to the Certificate of Incorporation of the Company (the “Company Charter”) and the Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, Merger Sub is a newly formed corporation organized for the sole purpose of participating in the transaction herein contemplated and actions related thereto, own no assets (other than nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, the Company desires to reorganize pursuant to Section 251(g) of the DGCL, under which Merger Sub would become the Company, by the merger of the Company into Merger Sub, and with each share of Company Common Stock being converted in the Merger (as defined below) into a share of Merger Sub Common Stock.

WHEREAS, the board of directors of the Company has approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its sole stockholder, and (iii) resolved to recommend to its sole stockholder that it approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the parties intend, for United States federal income tax purposes, the Merger shall qualify as an exchange described in Section 351 of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company and Merger Sub hereby agree as follows:

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AGREEMENT

1.              THE MERGER. In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Section 259 of the DGCL.

2.              EFFECTIVE TIME. As soon as practicable on or after the date hereof, the Company shall file a certificate of merger executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the certificate of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3.              CERTIFICATE OF INCORPORATION. At the Effective Time, the Merger Sub Charter shall be the Company Charter, and shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL.

4.              BYLAWS. From and after the Effective Time, the Merger Sub Bylaws, as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.

5.              DIRECTORS. The directors of the Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

6.              OFFICERS. The officers of Merger Sub in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

7.              ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

8.               CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of any securities thereof:

(a)  Conversion of Company Common Stock. Each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Merger Sub Common Stock and Merger Sub Preferred Stock.

(b) Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Company Preferred Stock shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock, except, in all cases, as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock or Company Preferred Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Merger Sub Common Stock or Merger Sub Preferred Stock.

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9.               CERTIFICATES. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock and Company Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Merger Sub Common Stock and Merger Sub Preferred Stock, into which the shares of Company Common Stock and Company Preferred Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of Merger Sub and its transfer agent. If any certificate that prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to Merger Sub, in form and substance reasonably satisfactory to Merger Sub, against any claim that may be made against it with respect to such certificate, Merger Sub shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, uncertificated shares representing the applicable shares of Merger Sub Common Stock or Merger Sub Preferred Stock in accordance with the procedures set forth in the preceding sentence.

10.             NO APPRAISAL RIGHTS. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

11.             TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

12.             AMENDMENTS. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

13.           GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

14.           COUNTERPARTS. This Agreement may be executed in one or more counterparts, including by email in portable document format, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

15.           ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

16.           SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date set forth above.

COMPANY:

GENERAL ENVIRONMENTAL MANAGEMENT, INC.

By: Jason Tucker

Name: Jason Tucker
Title: President

MERGER SUB

GENERAL ENTERTAINMENT VENTURES INC.

By: Jason Tucker

Name: Jason Tucker
Title: President

[SIGNATURE PAGE TO GEVI MERGER AGREEMENT]

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